JOINT PARTICIPATION AGREEMENT

BETWEEN

ORCHARD PETROLEUM, INC.

AND

MAXIM TEP, INC.

DATED AS OF ~~MAY~~ June 30, 2006

779433.3

TABLE OF CONTENTS

SDS/ RV

TABLE OF CONTENTS

TABLE OF CONTENTS

JOINT PARTICIPATION AGREEMENT

This Joint Participation Agreement (the "***JPA***") is made and entered into effective as of , 2006 (the "***Effective Date***") by and between Orchard Petroleum, Inc., a California corporation ("***Orchard***"), and Maxim TEP, Inc., a Texas corporation ("***Maxim***"). Orchard and Maxim shall sometimes be referred to individually as a "Party," and collectively the "Parties."

RECITALS

A. On or about February 4, 2005, the Parties entered into that certain Area of Mutual Interest and Joint Participation Agreement (the "***AMIJPA***") with an attached Joint Operating Agreement (as revised and set forth on Exhibit "B", the "***Revised JOA***").

B. However due to various circumstances, the Parties now desire to supercede the AMIJA and replace it with this JPA such that upon execution of this JPA the AMIJPA shall be deemed replaced. The Parties have terminated and concluded the AMIJPA and negotiated and entered into this present JPA.

C. Orchard has identified an opportunity to explore for oil and gas located in the South Belridge area of the San Joaquin basin of California containing approximately 643.50 net acres in Section 7 of Township 29 South/Range 22 East ("***Section 7***"), and 260 acres in parts of the adjacent Section 12 of Township 29 South/Range 21 East ("***Section 12***") in Kern County, California, collectively known as the prospect (the "***Prospect***").

D. The Parties are discussing the possibility of an arrangement wherein Maxim may participate on some 4,000 acres of mineral acreage located in Buttonwillow, Lonetree or other areas in California. If an arrangement is ultimately agreed upon, it would be memorialized by a separate joint participation agreement which would be binding on the Parties only upon their joint execution of a mutually acceptable written agreement.

1. DEFINITIONS/CONSTRUCTION

For purposes of this JPA, unless otherwise indicated, capitalized terms have the meanings specified or referred to in Addendum 1 and in the Recitals. Unless otherwise specified, the words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the JPA as a whole and not to any particular section, subsection, or clause contained in the JPA. Wherever appropriate in the construction of this JPA, pronouns of the masculine gender shall include persons of the female sex; the singular number shall include the plural, and the plural the singular.

2. AREA OF MUTUAL INTEREST

The area of mutual interest hereunder ("AMI") shall constitute all of the Parties' right, title and interest in the Section 7 Lease and the Section 12 Lease, and any interest now owned or hereafter acquired by either Party in Section 18 of Township 29 South, Range 22 East ("***Section 18***") in Kern County, California, each as more fully detailed in Exhibit A attached hereto.

Subject to the terms and under the conditions of this JPA, Orchard and Maxim will jointly explore for and develop the oil and gas located in or under the AMI and jointly participate in any wells drilled within the AMI according to the Sharing Ratios. To the extent that the lands depicted on Exhibit A do not accurately reflect this intent at any time while this JPA is in effect, Orchard and Maxim will negotiate in good faith to amend Exhibit A to properly define the AMI. The AMI and Prospect expressly include the Initial Wells. All production of oil and gas from the Initial Wells will be covered by this JPA.

3. CONTRIBUTIONS

3.1 Orchard Obligations

(a) Upon Closing, Orchard shall convey a seventy five percent (75%) working interest in the Initial Wells to Maxim.

(b) Upon the earlier of December 31, 2006 or Maxim completing the Maxim Contribution, Orchard shall convey a fifty percent (50%) working interest in the Remaining Assets to Maxim, as adjusted pursuant to Section 4.2.

3.2 Maxim Obligations

(a) Maxim, at the Closing, shall Wire Transfer, without costs or fees of any kind, to Orchard's account, Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000) (the "Closing Payment").

(b) Maxim at the Closing, shall convey to Orchard, or its designee, without cost or fees of any kind, a minimum of One Million Three Hundred Thirty-Three Thousand (1,333,000) validly issued, fully assignable, non-restricted, non-assessable, shares or units in Maxim (the "***Maxim Shares***"). Maxim represents and warrants that it has incorporated a UK company ("AIMco") which it is intended will apply for its shares to be listed on the London Stock Exchange AIM Market, or another public market chosen by Maxim and available to Orchard (the "Listing"), and that it is Maxim's present intention that the Listing shall be completed by December 31, 2006. Maxim further represents and warrants that subject to taxation and regulatory restrictions on or about the time of the Listing it will procure an exchange offer by AIMco for the Maxim Shares in return for shares issued to Orchard in AIMco (the "Offering"). Additionally, Maxim further represents and warrants that the price of the shares in AIMco at the time of the Listing will be equivalent to at least Two Dollars ($2.00) per existing Maxim Share and, if less, the number of the Maxim Shares shall be proportionately increased to reflect the reduced per share value of the Maxim Shares. The AIMco shares exchanged for the Maxim Shares shall be an equity security interest with full voting and distribution rights, validly issued, fully assignable, non-restricted and non-assessable. If the Offering has not occurred by December 31, 2006, Orchard, or its designee, shall be given an amount of additional common stock in Maxim equal to the difference between the value of the Maxim Shares and Two Million Six Hundred Sixty-Six Thousand Dollars ($2,666,000), which shall be based on a per share price equal to or less than that established in the most recent round of third party equity financing obtained by Maxim

and determined in good faith. Such additional shares in Maxim shall, for purposes of this JPA, be included in the definition of the "Maxim Shares."

(c) After the execution and Closing and receipt by Orchard of all of the consideration under 3.2(a) and 3.2(b) above from Maxim as herein specified, Maxim shall fund, without any contribution from Orchard, all capital costs for the entire AMI to the extent of the next Seven Million Three Hundred Thousand and NO/100 Dollars ($7,300,000) (the "***Maxim Contribution***"). Following Maxim's fully funding of the Maxim Contribution or December 31, 2006, whichever is earlier, all capital costs shall be paid by Orchard and Maxim according to each Party's applicable Sharing Ratio, as adjusted.

3.3 Revenue, Operating Costs and Expenses.

As to the Remaining Assets, until such time as the Maxim Contribution has been fully funded by Maxim, or December 31, 2006, whichever is earlier, Maxim shall receive its Sharing Ratio, as adjusted, of revenue and shall pay its Sharing Ratio, as adjusted, of the operating costs and expenses.

4. SHARING RATIOS AND ADJUSTMENTS

4.1 Sharing Ratios.

Orchard and Maxim agree that on Closing, Orchard shall have a twenty-five percent (25%) interest and Maxim shall have a seventy-five percent (75%) interest in the Initial Wells. Contingent upon, and only after, Maxim has fully funded the Maxim Contribution, Orchard shall have a fifty percent (50%) interest and Maxim shall have a fifty percent (50%) interest in the Remaining Assets (as defined below). The 75%/25% interest split in the Initial Wells and the 50%/50% (as adjusted) interest split in the Remaining Assets are each, as applicable, a "***Sharing Ratio***" and collectively, as applicable, the "***Sharing Ratios***." The ***Initial Wells*** shall only consist of (a) the Initial Wells Leasehold Interest and the well bores in or reworks or redrills of, (b) all production of oil, gas and other minerals from, (c) any proceeds from the sale of, or any operating costs specifically allocated to, and (d) any proceeds from the sale of, the SB 14-7 (formerly 1-7), SB 135-7 (formerly 2-7), SB 3-7, SB 16-7, SB 7-12, SB 47-12 (formerly 27-12), SB 4-7, SB 5-7, SB 6-7, SB 7-7, SB 8-7, SB 136-7, and SB 85-7 wells. Each of last referenced thirteen wells are referred to individually as "***Initial Wellbore***". The "***Remaining Assets***" shall include all property, equipment and interests not specifically allocated to the Initial Wells, including, but not limited to, (v) all oil, gas and mineral leases and oil, gas and mineral lease options covering lands located in the AMI, (w) all gathering lines, pipelines and other oil and gas exploration equipment located in the AMI, (x) all new well bores and wells located in the AMI other than the Initial Wells, all production of oil, gas and other minerals from the AMI (other than such production from the Initial Wells) and (z) any proceeds from the sale of the foregoing. Orchard and Maxim agree to promptly execute and record such documentation as may be reasonably required to establish record title in the Parties in accordance with the Sharing Ratios.

4.2 Adjustment of Sharing Ratio for Remaining Assets.

If the full amount of the Maxim Contribution is not received by Orchard on or prior to December 31, 2006, the Sharing Ratios for the Remaining Assets shall be adjusted such that Maxim's Sharing Ratio shall be calculated as the product of fifty percent (50%) multiplied by a fraction, the numerator of which is the total amount of funds received by Orchard from Maxim after the Closing for capital costs in the AMI and the denominator of which is Seven Million Three Hundred Thousand Dollars.

5. MAXIM RIGHTS AND DUTIES

5.1 At Closing, Maxim shall also pay the Maxim Interest Obligation and the Maxim Operating Cost Obligation, which shall be deducted by Orchard out of the Deemed Initial Well Revenue. All Deemed Initial Well Revenue in excess of the sum of the Maxim Interest Obligation and the Maxim Operating Cost Obligation, if any, shall be disbursed to Maxim within three days following the Closing.

5.2 Following the Closing, but no later than December 31, 2006, Maxim is additionally obligated to contribute the Maxim Contribution, without a similar contribution by Orchard, as a carried interest for Orchard. Any such payment of the Maxim Contribution shall be allocated to capital costs incurred in projects in which Orchard is a participant. Should Orchard not participate in any proposed project, any funding by Maxim shall not be allocated towards the total Maxim Contribution.

5.3 Following Maxim's full performance of the Maxim Contribution, Maxim shall have earned a right to participate on a 50%/50% Sharing Ratio basis with Orchard in the Remaining Assets and Orchard shall execute the Orchard Assignment. Should Maxim fail to fully perform the Maxim Contribution, as set forth in Section 4.2 above, Maxim shall have earned a right to participate on an adjusted Sharing Ratio basis with Orchard in the Remaining Assets and Orchard shall execute the Orchard Assignment, as appropriately adjusted.

6. TERMINATION OF AMIJPA

6.1 By executing this JPA, the Parties acknowledged that they are finally terminating the AMIJPA and that they have fully settled and compromised any and all possible Claims which have arisen or arguably have arisen, in favor of either Party under the AMIJPA.

6.2 Each of the Parties does hereby release, acquit, and forever discharge the other Party, their affiliates, successors and assigns, from any and all claims, demands, actions, suits, liabilities, rights, damages, costs (including attorneys' fees), expenses or causes of action including, but not limited to, loss of earnings, income or profits, present or future, known or unknown, foreseeable or unforeseeable, or any alleged breach of the AMIJPA, failure to perform, for any other claims or assertions in law and in equity, which have been, or could have been, made, arising from or relating to the AMIJPA.

6.3 It is the Parties' intention in executing this JPA that the JPA be effective as a full and final accord and satisfaction of release of all claims, demands, actions, suits, liabilities,

rights, damages, costs (including attorneys' fees), expenses or causes of action including, but not limited to, loss of earnings, income or profits, present or future, known or unknown, foreseeable or unforeseeable, or any other alleged breach of the AMIJPA, failure to perform, or for any other claims or assertions, in law and in equity, which have been, or could have been, made arising or relating to the AMIJPA. In furtherance of this intention, the Parties acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

> A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties waive and relinquish any right or benefit that they have or may have under Section 1542 of the California Civil Code to the full extent that they may lawfully waive all rights and benefits pertaining to the subject matter of this JPA.

7. DRILLING AND OPERATIONS

7.1 Orchard as Operator

(a) Orchard and Maxim will enter into the Revised JOA, which will govern, to the extent not in conflict with this JPA: (i) work on the Initial Wells and (ii) all other operational activities and obligations of Orchard and Maxim in the AMI, with Orchard as the Operator. It contains terms contemplating that Maxim and Orchard may utilize various third parties for drilling operations as subcontractors; provided, however, that following the completion of the a minimum of ten (10) wells and two (2) disposal wells and the maximum of twenty (20) wells and four (4) disposal wells program scheduled to begin in 2006 (the "***2006 Drilling Program***"), if Maxim can provide to the Joint Venture a drilling rig and crew that: (w) is suitable, in Orchard's sole and absolute discretion, for drilling operations in the AMI as proposed by Orchard; (x) is provided at a cost lower than other rigs available to Orchard for drilling in the AMI, (y) has a safety and performance record on par with such other rigs available to Orchard, and (z) meets California drilling rig specifications, Orchard agrees to use such Maxim rig. To the extent that any provisions in the Revised JOA are in conflict with this JPA, the provisions of this JPA shall have supremacy and control.

(b) As to the Remaining Assets, following Maxim's payment of the entire Maxim Contribution, all activities related to the exploration, development and production of the oil, gas and other minerals located in or under the AMI will be made pursuant to the Revised JOA.

(c) The Revised JOA shall apply as a separate joint operating agreement for the (A) Initial Wells, and (B) the Remaining Assets such that there will be in effect two separate operating agreements of identical terms except as to Sharing Ratios.

7.2 Drilling Programs

(a) As used in this JPA, the phrase "drilling and completion" of oil and gas wells shall mean those efforts reasonably required to (i) drill a well to the target depth, (ii) complete the well in accordance with prudent industry standards, and (iii) equip the well to sell any oil and/or gas that may be produced from the well. A drilling program shall be deemed to include all drilling, completing, and plugging and abandonment costs of any and all wells in the program.

(b) Maxim and Orchard hereby agree that a minimum of ten (10) wells and two (2) disposal wells up to a maximum of twenty (20) wells and four (4) disposal wells shall be drilled in each calendar year.

7.3 Right Of First Refusal

(a) In the event that either Party (the "***Selling Party***") receives a bona fide offer to purchase and assume all or any part of its interest in this JPA or in the AMI from a third party (the "***Buying Party***") and such Selling Party desires to sell and assign all or any part of its interest, the Selling Party shall first offer to the other Party (the "***Offeree***") the same interest on the same terms and conditions within ten (10) days after receiving the outside offer.

(b) The Offeree shall have a period of thirty (30) days after receipt of the offer from the Selling Party to elect in writing whether or not to purchase the offered interest.

(c) If the Offeree fails to respond in writing within thirty (30) days or elects not to purchase the offered interest, then the Selling Party may sell and assign the offered interest to the Buying Party.

(d) If the Selling Party does not consummate the transaction with the Buying Party within ninety (90) days, then the Selling Party shall again be required to offer the interest to the Offeree.

(e) If the Offeree accepts the offer from the Selling Party, then the sale of the offered interest shall be completed upon the same terms and conditions, and in the same time frame, as the offer from the Buying Party.

8. RESERVED

9. CLOSING

9.1 The Closing

The closing (the "**Closing**") provided for in this JPA will take place at the offices of Musick, Peeler & Garrett LLP in Westlake Village, California at 1:00 p.m. (Pacific Time) on ~~May~~ June 30, 2006.

9.2 Closing Obligations

At the Closing:

(a) Orchard will deliver to Maxim:

(i) A duly executed original of the Revised JOA;

(ii) Assignment in recordable form of a seventy-five percent (75%) working interest in the Initial Wells;

(iii) A certificate executed by Orchard attaching the executed resolutions of the Board of Directors, stating the authority of its officer to enter into this JPA (the **"Orchard Closing Certificate"**);

(iv) An acknowledgement as to Orchard's payment obligation within three business days of the Deemed Initial Well Revenue in excess of the Maxim Interest Obligation and the Maxim Operating Cost Obligation, if any;

(b) Maxim will deliver to Orchard:

(i) A duly executed original of the Revised JOA;

(ii) Unaudited financial statements for December 31, 2005;

(iii) A certificate executed by Maxim attaching the executed resolutions of the Board of Directors, stating the authority of its officer to enter into this JPA (the "***Maxim Closing Certificate***");

(iv) Payment by Wire Transfer of the Closing Payment;

(v) An acknowledgement as to Maxim's payment obligation within three business days of the Maxim Interest Obligation and Maxim Operating Cost Obligation in excess of the Deemed Initial Well Revenue, if any; and

(vi) The Maxim Shares.

10. REPRESENTATIONS AND WARRANTIES OF ORCHARD

Orchard represents and warrants to Maxim as follows:

10.1 Organization And Good Standing

Orchard is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Orchard is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

10.2 Authority; No Conflict

(a) This JPA constitutes the legal, valid, and binding obligation of Orchard, enforceable against Orchard in accordance with its terms. Upon the execution and delivery by Orchard of the Revised JOA and this JPA (collectively, the "***Orchard Closing Documents***"), the Orchard Closing Documents will constitute the legal, valid, and binding obligations of Orchard, enforceable against Orchard in accordance with their respective terms. Orchard has the unrestricted right, power, authority, and capacity to execute and deliver this JPA and the Orchard Closing Documents and to perform its obligations under this JPA and the Orchard Closing Documents.

(b) Neither the execution and delivery of this JPA nor the consummation or performance of any of the Contemplated Transactions by Orchard will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Orchard, or (B) any resolution adopted by the board of directors or the stockholders of Orchard;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which either Orchard, or any of the assets owned or used by Orchard, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Orchard or that otherwise relates to the business of, or any of the assets owned or used by, Orchard; or

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

(c) Orchard is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this JPA or the consummation or performance of any of the Contemplated Transactions.

10.3 Orchard's Title

Orchard has not conveyed, transferred, liened or encumbered its interest in the Prospect including in the Initial Wells insofar as they will be conveyed to Maxim.

10.4 Absence Of Certain Changes And Events

Since February 4, 2006, Orchard has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) amendment to the Organizational Documents of Orchard; or

(b) damage to or destruction or loss of any asset or property of Orchard, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Orchard, taken as a whole.

10.5 Certain Proceedings

To Orchard's Knowledge, there is no pending Proceeding that has been commenced against Orchard and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, or the funding of, any of the Contemplated Transactions. To Orchard's Knowledge, no such Proceeding has been Threatened.

10.6 Legal Proceedings; Orders

(a) Except as disclosed in Schedule 10.6 attached hereto, there is no pending Proceeding:

(i) that to the Knowledge of Orchard, has been commenced by or against Orchard that otherwise materially relates to or may affect the business of, or any of the assets owned or used by, Orchard; or

(ii) that to the Knowledge of Orchard challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Orchard, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(iii) there is no Order to which Orchard, or any of the assets owned or used by Maxim, is subject;

(iv) Orchard is not subject to any Order that relates to the business of, or any of the assets owned or used by, Maxim; and

(v) to the Knowledge of Orchard, no officer, director, agent, or employee of Orchard is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Orchard.

10.7 Disclosure

No representation or warranty of Orchard in this JPA omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

10.8 Brokers Or Finders

Orchard and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this JPA.

11. REPRESENTATIONS AND WARRANTIES OF MAXIM

Maxim represents and warrants to Orchard as follows:

11.1 Organization And Good Standing

Maxim is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

11.2 Authority; No Conflict

(a) This JPA constitutes the legal, valid, and binding obligation of Maxim, enforceable against Maxim in accordance with its terms. Upon the execution and delivery by Maxim of the JPA, the Revised JOA, Maxim's Closing Certificate and the Closing Payment (collectively, the "***Maxim Closing Documents***"), the Maxim Closing Documents will constitute the legal, valid, and binding obligations of Maxim, enforceable against Maxim in accordance with their respective terms. Maxim has the absolute and unrestricted right, power, and authority to execute and deliver this JPA and the Maxim Closing Documents and to perform its obligations under this JPA and the Maxim Closing Documents.

(b) Neither the execution and delivery of this JPA by Maxim nor the consummation or performance of any of the Contemplated Transactions by Maxim will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Maxim's Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Maxim;

(iii) any Legal Requirement or Order to which Maxim may be subject; or

(iv) any Contract to which Maxim is a party or by which Maxim may be bound.

(c) Maxim is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this JPA or the consummation or performance of any of the Contemplated Transactions.

11.3 Financial Statements

At Closing Maxim shall deliver to Orchard Maxim's unaudited financial statements for the year ending December 31, 2005. Maxim has engaged a certified public accountant to audit and prepare audited financial statements, which shall be furnished to Orchard upon completion, but no later than the date of the Offering.

11.4 Offering

Maxim hereby undertakes to supply Orchard with all documents filed with the London Stock Exchange AIM Market prior to, and in anticipation of, the Offering. Orchard shall receive all such documents within three (3) business days of filing with the London Stock Exchange AIM Market.

11.5 Certain Proceeds.

To Maxim's Knowledge, there is no pending Proceeding that has been commenced against Maxim and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, or the funding of, any of the Contemplated Transactions. To Maxim's Knowledge, no such Proceeding has been Threatened.

11.6 No Material Adverse Change

Since the date of the AMIJPA, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Maxim, and no event has occurred or circumstance exists that may result in such a material adverse change, other than events, conditions, occurrences or changes that relate to the oil and gas industry or the economy as a whole.

11.7 Legal Proceedings; Orders.

(a) Except as disclosed in Schedule 11.7 attached hereto, there is no pending Proceeding:

(i) that to the Knowledge of Maxim, has been commenced by or against Maxim that otherwise materially relates to or may affect the businss of, or any of the assets owned or used by, Maxim; or

(ii) that to the Knowledge of Maxim challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Maxim, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(iii) there is no Order to which Maxim, or any of the assets owned or used by Maxim, is subject;

(iv) Maxim is not subject to any Order that relates to the business of, or any of the assets owned or used by, Maxim; and

(v) to the Knowledge of Maxim, no officer, director, agent, or employee of Maxim is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Maxim.

11.8 Absence Of Certain Changes And Events

Since the date of the AMIJPA, Maxim has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) amendment to the Organizational Documents of Maxim; or

(b) damage to or destruction or loss of any asset or property of Maxim, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Maxim, taken as a whole.

11.9 Disclosure

No representation or warranty of Maxim in this JPA omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

11.10 Brokers Or Finders

Maxim and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this JPA

11.11 Knowledge and Experience

Maxim and its agents acknowledge that they are experienced and knowledgeable concerning the oil and gas business, its risks and liabilities, including but not limited to, potential environmental concerns, has made its own investigation of the Prospect and is entering into this Contemplated Transaction in reliance on its own investigation, knowledge and experience and not in reliance on Orchard or its agents.

12. CONDITIONS PRECEDENT TO MAXIM'S OBLIGATION TO CLOSE

Maxim's obligation to make the Closing Payment and to take the other actions required to be taken by Maxim at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Maxim, in whole or in part):

12.1 Accuracy Of Representations

All of Orchard's representations and warranties in this JPA (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date.

12.2 Orchard's Performance

(a) All of the covenants and obligations that Orchard is required to perform or to comply with pursuant to this JPA at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 9.2 must have been delivered.

12.3 Additional Documents

Each of the following documents must have been delivered to Maxim:

(a) such documents as Maxim may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Orchard's representations and warranties;

(ii) evidencing the performance by Orchard of, or the compliance by Orchard with, any covenant or obligation required to be performed or complied with by Orchard;

(iii) evidencing the satisfaction of any condition referred to in this Section 12; or

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

12.4 No Proceedings

There must not have been commenced or Threatened against Maxim, or against any Person affiliated with Maxim, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the

effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

12.5 No Prohibition

There must not be in effect any Legal Requirement or any injunction or other Order that:

(a) prohibits the consummation or the performance of the Contemplated Transactions; and

(b) has been adopted or issued, or has otherwise become effective, since the date of this JPA.

13. CONDITIONS PRECEDENT TO ORCHARD'S OBLIGATION TO CLOSE

Orchard's obligation to take the actions required to be taken by Orchard at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Orchard, in whole or in part):

13.1 Accuracy Of Representations

All of Maxim's representations and warranties in this JPA (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date.

13.2 Maxim's Performance

(a) All of the covenants and obligations that Maxim is required to perform or to comply with pursuant to this JPA at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects, including its funding obligation pursuant to Section 9.

(b) Maxim must have delivered each of the documents required to be delivered by Maxim pursuant to Section 9.2.

13.3 Additional Documents

Maxim must have caused the following documents to be delivered to Orchard:

(a) such documents as Orchard may reasonably request for the purpose of:

(i) evidencing the accuracy of any representation or warranty of Maxim;

(ii) evidencing the performance by Maxim of, or the compliance by Maxim with, any covenant or obligation required to be performed or complied with by Maxim; and

(iii) evidencing the satisfaction of any condition referred to in this Section 13.

13.4 No Injunction

There must not be in effect any Legal Requirement or any injunction or other Order that:

(a) prohibits the assignment to Maxim as contemplated by this JPA; and

(b) has been adopted or issued, or has otherwise become effective, since the date of this JPA.

14. INDEMNIFICATION; REMEDIES

14.1 Survival; Right To Indemnification Not Affected By Knowledge

All representations, warranties, covenants, and obligations in this JPA, will survive the Closing for a period of eighteen (18) months.

14.2 Indemnification And Payment Of Damages By Orchard

Orchard will indemnify and hold harmless Maxim and their respective Representatives, stockholders of all classes, controlling persons, and affiliates (collectively, the "***Maxim Indemnified Persons***") for any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim, net of any insurance proceeds actually derived therefrom, arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Orchard in this JPA, the Schedules as supplemented through the Closing, or any other certificate or document delivered by Orchard pursuant to this JPA; and

(b) any Breach by Orchard of any covenant or obligation of Orchard in this JPA;

The remedies provided in this Section 14.2 will not be exclusive of or limit any other remedies that may be available to Maxim or the other Maxim Indemnified Persons.

14.3 Indemnification And Payment Of Damages By Maxim

Maxim will indemnify and hold harmless Orchard and their respective Representatives, stockholders of all classes, controlling persons, and affiliates (collectively, the "***Orchard Indemnified Persons***") for any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim, net of any insurance proceeds actually derived therefrom, arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Maxim in this JPA, the Schedules as supplemented through the Closing, or any other certificate or document delivered by Maxim pursuant to this JPA;

(b) the Offering or the Maxim Shares, provided, however, subject to the make whole provision of 3.2b, Maxim shall not be liable for market fluctuations in the value of the Maxim Shares or the shares issued in the Offering; and

(c) any Breach by Maxim of any covenant or obligation of Maxim in this JPA.

The remedies provided in this Section 14.2 will not be exclusive of or limit any other remedies that may be available to Orchard or the other Orchard Indemnified Persons.

15. ARBITRATION

In consideration of their joint efforts to avoid litigation and its attendant costs, delays and risks, Maxim and Orchard agree that all disputes or defaults arising out of or related in any manner to this JPA shall be resolved by binding arbitration according to the Rules of Commercial Arbitration ("***Rules***") of the American Arbitration Association ("***AAA***") then in effect, except to the extent that the Parties have agreed to adhere to different procedures or rules as set forth in this JPA or in any other written agreement which they duly sign.

No party with a dispute which is covered by this JPA shall initiate any arbitration proceeding without first presenting a written statement of the claim ("***Claim***") to the opposing party, together with a demand for arbitration. The opposing party shall then respond to such claim in writing ("***Response***") within twenty (20) days. The Parties shall then be required to discuss informal ways to mediate or resolve the pending dispute. If no resolution can be achieved within thirty (30) days after receipt of the Response, then the party seeking to initiate arbitration shall give written notice that all efforts to mediate have been exhausted and that it is commencing the arbitration process. If a party fails to follow these requirements and initiates arbitration proceedings prematurely, such party shall be required to bear all of the initial administrative cost of the arbitration proceeding, and all of the other party's attorney's fees incurred in filing the initial response to the arbitration.

Nothing contained herein shall prevent a party from initiating suit in a court of competent jurisdiction in Ventura County, California in good faith, for the sole purpose and with the sole claim of compelling arbitration, nor shall it prevent any party from requesting from such court, in good faith, to enter any injunctive relief which is otherwise appropriate under California law for the limited purpose of maintaining the status quo of the Parties pending arbitration, or as part of any final award of arbitration or in aid of arbitration.

The Parties acknowledge that they have been specifically counseled by attorneys of their own choosing that in signing this JPA, they are irrevocably waiving their rights to a trial before a judicial tribunal or trial by jury in any court, except as is necessary to enforce this agreement to arbitrate or any award resulting from arbitration under this JPA.

The dispute shall be resolved by three neutral arbitrators unless otherwise agreed in writing by the Parties, chosen by the Parties from the AAA's list of arbitrators who have experience in the matters covered by this JPA and any other document being executed contemporaneously herewith. The arbitration shall be conducted at the offices of the AAA in Ventura, California or at such other location as shall be mutually agreed by the Parties. The Parties agree that California law shall govern this proceeding. The Parties shall initially bear equally the costs of such arbitration. The Parties further agree that failure to pay any fees due and owing which were incurred because of the arbitration process shall constitute a breach under this JPA. The non-breaching party shall have the right to be awarded and to recover from the breaching party reasonable attorney's fees because of such breach, in addition to any other relief to which it or they may be entitled.

In any arbitration proceeding conducted subject to these provisions, the arbitrator shall be authorized to award to the prevailing party in such proceeding a reasonable attorney's fee, prejudgment interest at the higher rate of six percent (6%) per annum, simple interest, or such rate as might be prescribed in any document providing for the recovery of interest, and the costs of this arbitration, in addition to any other relief to which it or they may be entitled. The award shall be rendered within 30 days after the close of the hearing in accordance with the Rules then in effect. In rendering his or her award, the arbitrator shall state the reasons therefore, including any computations of actual damages or offsets, if applicable. The award shall bear interest at the rate of eight percent (8%) per annum, simple interest, from the date rendered until the date paid.

The Parties further agree to abide by and perform any award rendered by the arbitrator to a dispute. In particular, the non-prevailing party shall comply with the award within 15 days after notification of the award by the AAA. If the non-prevailing party fails to comply timely, then the prevailing party shall be entitled to seek enforcement in any court of competent jurisdiction in Ventura County, California or in such other venue as it may choose where the non-prevailing party resides or where it conducts its principal business, and shall be entitled to recover, in addition to the award, an additional amount equal to the attorney's fees actually incurred for enforcement of the award, together with interest thereon at the rate of eight percent (8%) per annum, simple interest.

A judgment of a court having jurisdiction may be entered upon the award, in accordance with the provisions of the AAA, which shall then be enforceable as would any other judgment enacted under applicable law.

16. <u>GENERAL PROVISIONS</u>

<u>16.1</u> <u>Costs and Expenses.</u>

Each Party hereto agrees that it shall be responsible for its own costs and expenses relating to the proposed transaction (including the preparation of any and all documents).

<u>16.2</u> <u>Relationship of Parties</u>

The relationship of the Parties established by this JPA is that of unrelated joint owners of oil, gas, mineral property interests and shall be construed as being that of joint operators under the

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Revised JOA for the exploration and production of oil and gas and nothing contained in this JPA will be construed to constitute the Parties as partners, joint venturers, co-owners, agents, fiduciaries, or otherwise as participants in a joint or common undertaking for the purposes of such terms creating a partnership under the partnership statutes of Texas or California or at common law.

16.3 Public Announcements

Except as provided below, any public announcement or similar publicity with respect to this JPA or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Maxim and Orchard may mutually agree. Both Parties acknowledge and agree that OPL, Orchard's parent company, is a publicly held company traded on the Australian Stock Exchange. As such, OPL has regulatory duties to disclose certain information on an expedited basis to the public. The Parties agree that OPL may make any public disclosure it believes in good faith is required by law or by the rules and regulations of the Australian Stock Exchange without receiving the consent of Maxim.

16.4 Confidentiality

Following the date of this JPA, Maxim and Orchard will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Maxim and Orchard to maintain in confidence, any written, oral, or other information obtained in confidence from Maxim or Orchard in connection with this JPA or the Contemplated Transactions, unless:

(a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party;

(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or

(c) the furnishing or use of such information is required by legal proceedings.

If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request and continue to maintain confidentiality of all such information according to the terms of this Section 16.4.

16.5 Notices

All notices, consents, waivers, and other communications under this JPA must be in writing and will be deemed to have been duly given when:

(a) delivered by hand (with written confirmation of receipt);

(b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or

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(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

Orchard:

Mr. Stephen Graves
President
Orchard Petroleum, Inc.
3585 Maple Street, Suite 284
Ventura, CA 93003
(Tel) 805-644-8555
(FAX) 805-644-8504

with a copy to:
Laura K. McAvoy
Musick, Peeler & Garrett LLP
2801 Townsgate Road, Suite 200
Westlake Village, CA 91361
(Tel) 805-418-3115
(FAX) 805-418-3101

Maxim:

Mr. Dan Williams
President and CEO
Maxim TEP, Inc.
9400 Grogan's Mill Road, Suite 205
The Woodlands, TX 77380
(Tel) 281-466-1530
(FAX) 281-466-1531

with a copy to:
Julie A. Carter
Downey, Brand LLP
555 Capitol Mall, 10th Floor
Sacramento, CA 95814
(Tel) 916-444-1000, ext. 6220
(FAX) 916-444-2100

Lisa Manget Buchanan
Jones Walker
the Woodlands
Waterway Plaza Two
10001 Woodloch Forest Drive, Suite 350

The Woodlands, TX 77380
(Tel) 281-296-4400
(FAX) 281-296-4404

16.6 Jurisdiction; Service Of Process

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this JPA may be brought against any of the Parties in the courts of Ventura County, California, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

16.7 Further Assurances

The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this JPA and the Contemplated Transactions.

16.8 Waiver

The rights and remedies of the Parties to this JPA are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this JPA or the documents referred to in this JPA will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law:

(a) no claim or right arising out of this JPA or the documents referred to in this JPA can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party;

(b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and

(c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this JPA or the documents referred to in this JPA.

16.9 Entire Understanding And Modification

This JPA supersedes all prior agreements between the Parties with respect to its subject matter (including the AMIJPA and that certain Letter of Intent between Maxim and Orchard dated September 29, 2004) and constitutes (along with the documents referred to in this JPA) a

complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This JPA may not be amended except by a written agreement executed by the Party to be charged with the amendment.

16.10 Assignments, Successors, And No Third-Party Rights

Except as provided in Section 7, neither Party may assign or transfer (including an assignment or transfer via a conversion, merger, roll-up, or a change in ownership in the outstanding securities of such Party) its rights in this JPA or in the AMI without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Provided, however, that Orchard shall be permitted to assign any or all of Orchard's rights or obligations under this JPA to Orchard Petroleum, Ltd. ("***OPL***"), an Australian publicly traded company and parent company of Orchard, or any subsidiary of OPL or of Orchard, and Maxim shall be permitted to assign any and all of Maxim's rights or obligations under this JPA to any wholly owned subsidiary of Maxim. This JPA will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this JPA will be construed to give any Person other than the Parties to this JPA any legal or equitable right, remedy, or claim under or with respect to this JPA or any provision of this JPA. This JPA and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this JPA and their successors and assigns.

16.11 Severability

If any provision of this JPA is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this JPA will remain in full force and effect. Any provision of this JPA held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16.12 Section Headings, Construction

The headings of Sections in this JPA are provided for convenience only and will not affect its construction or interpretation. All references to "***Section***" or "***Sections***" refer to the corresponding Section or Sections of this JPA. All words used in this JPA will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "***including***" does not limit the preceding words or terms.

16.13 Time Of Essence

With regard to all dates and time periods set forth or referred to in this JPA, time is of the essence.

16.14 Governing Law

This JPA will be governed by the laws of the State of California without regard to conflicts of laws principles.

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16.15 Counterparts

This JPA may be executed in one or more counterparts, each of which will be deemed to be an original copy of this JPA and all of which, when taken together, will be deemed to constitute one and the same agreement.

16.16 Currency

All monetary references in this JPA are to U.S. Dollars and shall be payable in such or valued as such.

IN WITNESS WHEREOF, the Parties have executed and delivered this JPA as of the date first written above.

MAXIM:

By: Dan Williams, President and CEO

ORCHARD:

By: Stephen Graves, President

Addendum 1
Definitions

"***AAA***" --as defined in Section 15.

"***AFEs***" --as defined in the Recitals of this JPA.

"***AMIJPA***" --as defined in the Recitals of this JPA.

"***JPA***" --as defined in the Recitals.

"***AMI***" --as defined in the Section 2.

"***Breach***"--a "***Breach***" of a representation, warranty, covenant, obligation, or other provision of this JPA or any instrument delivered pursuant to this JPA will be deemed to have occurred if there is or has been (a) any material inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any material occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"***Buying Party***" --as defined in Section 7.3.

"***Claim***" --as defined in Section 15.

"***Closing***"--as defined in Section 9.

"***Closing Payment***" – as defined in Section 3.2(a).

"***CMLP***"--as defined in the recitals of this JPA.

"***Consent***"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"***Contemplated Transactions***"--all of the transactions contemplated by this JPA, including:

(a) the assignment of an interest in the Initial Wells by Orchard to Maxim at Closing;

(b) the payment of the consideration by Maxim to Orchard at Closing;

(c) the payment of the Maxim Contribution to Orchard by Maxim;

(d) the assignment of any interest in the Remaining Assets by Orchard to Maxim;

(e) the execution and delivery of the Revised JOA and all transactions contemplated thereunder;

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(f) the performance by Maxim and Orchard of all their respective covenants and obligations under this JPA;

"***Contract***"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"***Deemed Initial Well Revenue***"—means Maxim's Sharing Ratio amount in the revenues derived from the Initial Wells as of the Closing. As of the Closing, the **Deemed Initial Well Revenue** is equal to One Million Four Hundred Eighty-Six Thousand Ninety-Nine and NO/100 ($1,486,099).

"***Effective Date***"--as defined in the first paragraph of this JPA.

"***Encumbrance***"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"***FKA***"--as defined in the recitals of this JPA.

"***Governmental Authorization***"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"***Governmental Body***"--any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"***Initial Wellbore***" --as set forth in Section 4.1.

"***Initial Wells***" --as set forth in Section 4.

"***Initial Wells Leasehold Interest***"--means in the case of each Initial Wellbore a circular area of 2 acres with the wellbore in the center.

"***JOA***" --as defined in the Recitals of this JPA.

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"***Joint Venture***"--means that unincorporated joint venture between Orchard and Maxim which is the subject of the JPA.

"***Knowledge***"--an individual will be deemed to have "***Knowledge***" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

A Person (other than an individual) will be deemed to have "***Knowledge***" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, actual knowledge of such fact or other matter.

"***Legal Requirement***"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, statute, or treaty.

"***2006 Drilling Program***" --as defined in Section 7.1.

"***Maxim***"--as defined in the first paragraph of this JPA.

"***Maxim Closing Documents***" --as defined in Section 11.2.

"***Maxim Closing Certificate***" --as defined in Section 9.2.

"***Maxim Contribution***"--as defined in Section 3.2.

"***Maxim Indemnified Persons***" --as defined in Section 15.2.

"***Maxim Interest Obligation***" --means Two Hundred Seventy Seven Thousand Nine Hundred Sixty Nine and NO/100 Dollars ($277,969)

"***Maxim Operating Cost Obligation***" --means Seven Hundred Six Thousand Three Hundred Thirty-Six and NO/100 Dollars ($706,336).

"***Maxim Shares***" --as defined in Section 3.2.

"***Offeree***" --as defined in Section 7.3.

"***Offering***" – as defined in Section 3.2(b).

"***Operator***" --shall be Orchard unless and until changed pursuant to the term of the Revised JOA.

"***OPL***" as defined in Section 16.10.

"***Orchard***"--as defined in the first paragraph of this JPA.

"***Orchard Assignment***" --means an execution by Orchard to Maxim of a fifty percent (50%) working interest in the Remaining Assets, as adjusted pursuant to this JPA.

"***Orchard Closing Documents***" --as defined in Section 10.2.

"***Orchard Indemnified Persons***" --as defined in Section 15.3.

"***Order***"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"***Ordinary Course of Business***"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

"***Organizational Documents***"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

"***Parties***" --as defined in the first paragraph of this JPA.

"***Party***" --as defined in the first paragraph of this JPA.

"***Person***"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"***Proceeding***"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"***Prospect***" --as defined in the recitals of this JPA.

"***Release***"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"***Remaining Assets***" as defined in Section 4.

"***Representative***"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"***Response***" --as defined in Section 15.

"***Revised JOA***" --as defined in the Recitals of this JPA and in the form attached as Exhibit "C".

"***Rules***" --as defined in Section 15.

"***Section 7***" --as defined in the recitals of this JPA.

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"***Section 7 Lease***" -- that certain Oil and Gas Lease, dated July 15, 2003 by and between The Nahabedian Exploration Group LLC, a California limited liability company ("***NEG***") and California Minerals, L.P., a Texas limited partnership, covering a portion of Section 7 of Township 29S, Range 22 E, Kern County, California down to a depth of 5,650 feet.

"***Section 12***" – as defined in the recitals of this JPA.

"***Section 12 Lease***" -- that certain Oil and Gas Lease by and between NEG and Fresno Kern Associates, LP, a limited partnership ("***FKA***") covering a portion of Section 12, Township 29S, Range 21E, Kern County, California down to a depth of 5,650 feet.

"***Selling Party***" --as defined in Section 7.3.

"***Sharing Ratio***" or "***Sharing Ratios***" --as defined in Section 4.

"***Threat of Release***"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"***Threatened***"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"***Wire Transfer***" --an electronic payment from Maxim to Orchard using the Federal Reserve Wire Network to the following account:

Bank of America
West Ventura Branch
507 East Main Street
Ventura, CA 93001
Acct. Name: Orchard Petroleum, Inc.
Acct. No: 21433-01303
Routing No: 121000358

EXHIBIT A

Description of AMI at the Time of the Closing

Attached to and made part of that certain Amended and Restated Area of Mutual Interest and Joint Participation AMIJPA between Orchard Petroleum, Inc., and Maxim TEP, Inc. effective as of ~~May~~ ___, 2006. June 30. SDE DW

AREA OF MUTUAL INTEREST ("AMI")

As set forth in the Section 7 Lease, Township 29 South, Range 22 East, Kern County, California

All, less and except all rights below 5,650' below the surface and containing 643.50 gross acres (643.50 net mineral acres), more or less.

As set forth in the Section 12 Lease, Township 29 South, Range 21 East, Kern County, California

The Southeast quarter; East half of the Southwest quarter; North half of the Northwest quarter of the Southwest quarter.

Less and except portions thereof covered by that certain

(1) Lease dated June 25, 1941, between F.K. Land Company, as Lessor, and E.A. Parkford, as Lessee, recorded in Book 1079, page 221 et seq. of Official Records of said County and State, as amended by Partial Surrender of Lease dated May 11, 1949, recorded in Book 1701, page 71 of Official records of said County and State, and by Partial Surrender of Lease dated May 26, 1949, recorded in Book 1659, page 421 of Official Records of said County and State; and

(2) Lease dated June 1, 1964 between F.K. Land Company, as Lessor, and Socony Mobil Coil Company, Inc., as Lessee, recorded in Book 3746, page 90 et seq. of Official Records of said Township and State.

(3) Less and except all rights below 5,650 feet below the surface and containing 260 acres, more or less.

Township 29 South, Range 22 East, Section 18, Kern County, California

Any and all leasehold interests obtained by Orchard or Maxim in this Section 18.

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EXHIBIT B

Form of Revised JOA